                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
--------------------------------------------------------------------------------

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
[X]  Definitive Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Additional Materials          RULE 14A-6(E)(2))
[_]  Soliciting Material Pursuant to
(S) 240.14a-11(c) or (S) 240.14a-12

                      Nitinol Medical Technologies, Inc.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

                      NITINOL MEDICAL TECHNOLOGIES, INC.
                              27 Wormwood Street
                       Boston, Massachusetts 02210-1625

                 Notice of 1999 Annual Meeting of Stockholders

                   To Be Held on Thursday, June 3, 1999

  The 1999 Annual Meeting of Stockholders of Nitinol Medical Technologies, Inc. (the "Company") will be held at the Company's offices at 27 Wormwood Street, Boston, Massachusetts, on Thursday, June 3, 1999 at 9:30 a.m., local time, to consider and act upon the following matters:

  1. To elect seven members of the Board of Directors, each to serve for a one-year term;

  2. To approve the Certificate of Amendment to the Company's Second Amended and Restated Certificate of Incorporation, which changes the Company's name from Nitinol Medical Technologies, Inc. to NMT Medical, Inc.; and


  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on April 23, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          William J. Knight, Secretary

Boston, Massachusetts

May 4, 1999

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                      NITINOL MEDICAL TECHNOLOGIES, INC.
                              27 Wormwood Street
                       Boston, Massachusetts 02210-1625

                            Proxy Statement for the
                      1999 Annual Meeting of Stockholders

                        To Be Held on June 3, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nitinol Medical Technologies, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on June 3, 1999 and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

  At the close of business on April 23, 1999, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 10,700,417 shares of Common Stock of the Company, par value $.001 per share (the "Common Stock"), constituting all of the outstanding voting stock of the Company. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Annual Meeting.

  The Company's Annual Report for the year ended December 31, 1998 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about May 4, 1999.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to the Chief Financial Officer, Nitinol Medical Technologies, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Votes Required

  The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

  The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposed amendment to the Company's Second Amended and Restated Certificate of Incorporation.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter and also will not be counted as shares voting or votes cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a plurality or a majority of the shares voting or votes cast on such matter. However, because shares which abstain and shares represented by broker non-votes are nonetheless considered outstanding shares, abstentions and broker non-votes with respect to the approval of the amendment to the Company's Second Amended and Restated Certificate of Incorporation will have the same effect as a vote against such proposed amendment.

Stock Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information as of February 28, 1999 with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all directors and executive officers of the Company as of February 28, 1999 as a group:

                                                                    Percentage
                                                        Number of       of
                                                          Shares    Outstanding
                                                       Beneficially   Common
Name and Address of Beneficial Owner(1)                  Owned(2)    Stock(3)
---------------------------------------                ------------ -----------
Entities affiliated with J.H. Whitney & Co.(4)........  2,504,010      23.45%
 177 Broad Street
 Stamford, CT 06901
C. Leonard Gordon(5)..................................    775,099       7.07%
 c/o Immunotherapy Inc.
 360 Lexington Avenue
 New York, NY 10017
Fletcher Spaght, Inc.(6)..............................    587,337       5.46%
 222 Berkeley Street
 Boston, MA 02116-3761
Jack Reinstein(7).....................................    543,962       5.06%
 2231 Sunset Plaza Drive
 Los Angeles, CA 90069
Morris Simon, M.D.(8).................................     92,102          *
 8 Otis Place
 Boston, MA 02108
Michael C. Brooks(9) .................................     13,055          *
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901
R. John Fletcher(10)..................................     13,055          *
 c/o Fletcher Spaght, Inc.
 222 Berkeley Street
 Boston, MA 02116-3761

                                                                     Percentage
                                                         Number of       of
                                                           Shares    Outstanding
                                                        Beneficially   Common
Name and Address of Beneficial Owner(1)                   Owned(2)    Stock(3)
---------------------------------------                 ------------ -----------
Jeffrey R. Jay, M.D.(11)..............................      13,055         *
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901
Robert A. Van Tassel, M.D.(12)........................      10,069         *
 c/o Minneapolis Cardiology Associates
 920 East 28th Street
 Minneapolis, MN 55047
Thomas M. Tully(13)...................................     400,500      3.61%
David A. Chazanovitz(14)..............................     179,084      1.65%
William J. Knight(15).................................       1,000         *
Theodore I. Pincus....................................      70,717         *
Jeffrey F. Thompson...................................          --        --
All directors and executive officers of the Company as
 a group
 (9 persons)(16)......................................   1,497,019      12.90%

--------

* Less than 1%
 (1) Except as otherwise indicated, the address of each beneficial owner is c/o Nitinol Medical Technologies, Inc., 27 Wormwood Street, Boston, MA 02210-1625.
 (2) The number of shares of Common Stock beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 28, 1999 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
 (3) The number of shares deemed outstanding for purposes of calculating these percentages is comprised of the 10,680,117 shares of Common Stock outstanding on February 28, 1999, plus any shares of Common Stock issuable to the person in question within 60 days after February 28, 1999 upon exercise of stock options or any other rights held by such person.
 (4) The number of shares owned by J. H. Whitney & Co., a New York limited partnership ("Whitney"), and entities affiliated with Whitney, consists of 1,829,010 shares held of record by Whitney Equity Partners, L.P., a Delaware limited partnership ("Equity Partners"), 561,207 shares held of record by Whitney Subordinated Debt Fund, L.P., a Delaware limited partnership ("Debt Fund"), and 113,793 shares held of record by Whitney. Each of Whitney, Equity Partners and Debt Fund disclaims beneficial ownership of the shares held by the other two partnerships. Excludes shares held of record by Mr. Brooks and Dr. Jay. See Notes 9 and 11.

 (5) Mr. Gordon's shares are all owned jointly with his wife, except for 15,000 shares which are held in his wife's name. Includes 280,480 shares of Common Stock issuable to Mr. Gordon within 60 days after February 28, 1999 upon exercise of stock options.
 (6) Consists of an aggregate of 504,008 shares and warrants to purchase 83,329 shares of Common Stock at an exercise price of $2.15 per share held by Fletcher Spaght, Inc., of which Mr. Fletcher is the founder, Chief Executive Officer and a principal stockholder. Mr. Fletcher is a director of the Company.
 (7) Includes 65,787 shares of Common Stock issuable to Mr. Reinstein within 60 days after February 28, 1999 upon exercise of stock options.
 (8) Includes 39,472 shares of Common Stock issuable to Dr. Simon within 60 days after February 28, 1999 upon exercise of stock options. Dr. Simon disclaims beneficial ownership of 66,406 shares owned by his wife.
 (9) Consists of 13,055 shares of Common Stock issuable to Mr. Brooks within 60 days after February 28, 1999 upon exercise of stock options. Mr. Brooks is a managing member of J.H. Whitney Equity Partners, L.L.C., the general partner of Equity Partners, and a general partner of both Debt Fund and Whitney. Mr. Brooks disclaims beneficial ownership of the shares held by Equity Partners, Debt Fund and Whitney, except to the extent of his proportionate pecuniary interests therein.

(10) Consists of 13,055 shares of Common Stock issuable to Mr. Fletcher within the 60 day period following February 28, 1999 upon exercise of stock options.
(11) Consists of 13,055 shares of Common Stock issuable to Dr. Jay within 60 days after February 28, 1999 upon exercise of stock options. Dr. Jay is a managing member of J.H. Whitney Equity Partners, L.L.C., the general partner of Equity Partners, and a general partner of both Debt Fund and Whitney. Dr. Jay disclaims beneficial ownership of the shares held by Equity Partners, Debt Fund and Whitney, except to the extent of his proportionate pecuniary interests therein.
(12) Consists of 10,069 shares of Common Stock issuable to Dr. Van Tassel within 60 days after February 28, 1999 upon exercise of stock options.

(13) Includes 399,581 shares of Common Stock issuable to Mr. Tully within 60 days after February 28, 1999 upon exercise of stock options.

(14) Includes 126,648 shares of Common Stock issuable to Mr. Chazanovitz within 60 days after February 28, 1999 upon exercise of stock options and warrants to purchase 28,489 shares of Common Stock at an exercise price of $2.15 per share.
(15) Consists of 1,000 shares of Common Stock issuable to Mr. Knight within 60 days after February 28, 1999 upon exercise of stock options.

(16) Includes an aggregate of 924,904 shares of Common Stock issuable upon exercise of stock options and warrants held by all directors and executive officers as of February 28, 1999 as a group which are exercisable within 60 days after February 28, 1999.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

  The persons named in the enclosed proxy will vote to elect as directors the seven nominees listed below, each to serve for a one-year term, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Except for Jeffrey F. Thompson, all of the nominees listed below are currently directors of the Company. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

Nominees

  Set forth below for each nominee are his name and age, his position(s) with the Company, his principal occupation and business experience during the past five years, and, where applicable, the year of his first election as a director of the Company:

  Thomas M. Tully, age 53, has served as President, Chief Executive Officer and a director of the Company since January 1996. From June 1995 to January 1996, Mr. Tully served as a consultant to the Company. From May 1994 to April 1995, Mr. Tully served as President of the Institute of Molecular Biology, a biotechnology company focused on tissue repair and regeneration, and from August 1991 to March 1994, Mr. Tully served as President of Organogenesis, Inc., a biotechnology company focused on the commercialization of medical device applications of tissue engineering. Prior to that Mr. Tully served for three years as the President of the Schneider division of Pfizer, Inc., which concentrates on interventional radiology and cardiology, spent nine years in various executive positions in consumer products and medical devices at Johnson & Johnson, Inc. and was the founding President of Johnson & Johnson Interventional Systems, an interventional medicine company.

  Morris Simon, M.D., age 73, a co-founder of the Company, has been a director and the Scientific Director of the Company since 1986. Dr. Simon currently provides consulting services to the Company. Since 1973, Dr. Simon has been a Chairman and Director of Clinical Radiology at Boston's Beth Israel Hospital, now Beth Israel Deaconess Medical Center. Since 1976, he has been a Professor of Radiology at Harvard Medical School and in 1997 became Professor Emeritus. The Company is an outgrowth of his pioneering research on the medical potential of the thermal shape-memory alloy, Nitinol, initiated in his laboratory at Beth Israel Hospital.

  C. Leonard Gordon, age 69, a co-founder of the Company, served as the Company's Chief Executive Officer and President, from August 1990 to January 1996 and as Chairman of the Board from January 1996 until January 1998. Mr. Gordon has served as a director of the Company since its inception in 1986. Mr. Gordon has been engaged in venture capital enterprises for more than 10 years, particularly in the field of new medical technologies and devices. He was co-founder and Chief Executive Officer of (i) Oxigene, Inc. a publicly-traded company engaged in the design and development of drugs and (ii) Biofield Corp., a publicly-traded medical device company that has developed a breast cancer detection system. Mr. Gordon presently serves as a director and Chairman of the Board of Biofield Corp. and as Chairman of the Board and Chief Executive Officer of Immunotherapy, Inc., a privately-held biotechnology company. Mr. Gordon has practiced law in New York City for approximately 42 years and is currently of counsel to Gordon Altman Butowsky Weitzen Shalov & Wein.

  Jeffrey F. Thompson, age 39, has been Vice President of J. H. Whitney & Co., a venture capital investment partnership, since August 1998. From 1981 until joining J. H. Whitney & Co., Mr. Thompson worked in various aspects of commercial banking, most recently as a Senior Vice President of Transamerica Business Credit Corp., a financial services company, from March 1997 to August 1998. From September 1996 to March 1997, Mr. Thompson served as Manager for NYNEX Credit Corp., a financial services company. From January 1992 to October 1995, Mr. Thompson served as Vice President for Heller Financial, Inc., a financial services company.

  R. John Fletcher, age 53, was elected a director of the Company in January 1996. Mr. Fletcher is the founder and Chief Executive Officer of Fletcher Spaght, Inc., a management consulting company which specializes in strategic development for health care and high technology businesses. Prior to founding Fletcher Spaght, Inc. in 1983, he was a senior member of The Boston Consulting Group, a management consulting company. From April 1995 to February 1996, Mr. Fletcher was the Chairman of the Board of InnerVentions, Inc., a wholly-owned subsidiary of Fletcher Spaght, Inc. which the Company acquired in February 1996. Mr. Fletcher is a director of AutoImmune, Inc., a biotechnology company developing orally administered pharmaceutical products and Fischer Imaging Corporation, a medical device company.

  Jeffrey R. Jay, M.D., age 40, has been a director of the Company since March 1996 and served as Chairman of the Board during 1998. Since September 1993, he has been a General Partner of J.H. Whitney & Co., a venture capital investment partnership. Dr. Jay is also a director of Advance Paradigm, Inc., a pharmaceutical benefits manager.

  Robert A. Van Tassel, M.D., age 60, has been a director of the Company since March 1997. Dr. Van Tassel is a Board-certified cardiologist and has been practicing as a consulting cardiologist at the Minneapolis Heart Institute at Abbott Northwestern Hospital in Minneapolis since 1970. He is currently Chairman of the Abbott Northwestern Hospital Cardiovascular Services Division and a member of the Board of Directors of both Abbott Northwestern Hospital and Medica Health Plan. Dr. Van Tassel has also served as a Clinical Professor of Medicine at the University of Minnesota since 1972. In addition, Dr. Van Tassel was a founder of the Minneapolis Heart Institute and past President of the Institute's Foundation. Dr. Van Tassel was also a founder of AngioMedics Inc., a medical device company which was purchased by Pfizer Corporation in 1986. Dr. Van Tassel is also a director of Boston Advanced Technologies, Inc., a high-tech company producing precision sensor technology, AngioMedics II, a medical technology company, Illuminex, a start-up company in the field of restenosis, and ProMedicus, a medical information company. He is a Principal in TriCardia, LLC, a life sciences consulting company.

  In connection with the acquisition by the Company of the CardioSEAL Septal Occluder technology in 1996 from InnerVentions, Inc., a wholly-owned subsidiary of Fletcher Spaght, Inc. ("Fletcher Spaght"), the Company agreed to use its best efforts to nominate a designee of Fletcher Spaght as a director of the Company, and certain of the Company's stockholders agreed to vote their shares of Common Stock in favor of such designee. Fletcher Spaght's designee,
R. John Fletcher, the founder and Chief Executive Officer of Fletcher Spaght, was first elected to the Board of Directors of the Company in January 1996 and has served on the Board of Directors of the Company since that time.

  In connection with the Company's 1996 preferred stock financing, in which Whitney Equity Partners, L.P. purchased 1,829,010 shares (on a Common Stock equivalent basis) of the Company's capital stock, certain of the Company's stockholders agreed to vote their shares of Common Stock in favor of two Board designees of Equity Partners. Equity Partners' designees are Jeffrey R. Jay, M.D. and Jeffrey F. Thompson. Dr. Jay was initially elected to the Board of Directors of the Company in March 1996 and has served on the Board of Directors of the Company since that time. Mr. Thompson is not currently a member of the Board of Directors.

  There are no family relationships among any of the executive officers and director nominees of the Company.

Board and Committee Meetings

  The Board of Directors met 11 times during 1998. Each director attended at least 75% of the meetings of the Board and of the committees on which he then served.

  The Board of Directors has a standing Audit Committee, which is responsible for reviewing the scope and results of the annual audit, discussing the Company's internal accounting control policies and procedures and considering and recommending the selection of the Company's independent auditors. The current members of the Audit Committee are Messrs. Gordon, Brooks and Fletcher, each a non-employee director. The Audit Committee held two meetings during 1998.

  The Board of Directors has a standing Compensation Committee, which is responsible for reviewing the Company's overall compensation policies and setting the compensation of the Company's executive officers. The current members of the Compensation Committee are Messrs. Tully and Gordon and Dr. Jay. The Compensation Committee held three meetings during 1998.

  The Board of Directors has a standing Stock Option Committee, which administers the Company's stock option plans. The current members of the Stock Option Committee are Mr. Fletcher and Dr. Jay. The Stock Option Committee held two meetings during 1998.

  The Board of Directors has a standing Independent Committee, which monitors the performance of the Company's investment in Image Technologies Corporation and provides oversight where a potential conflict of interest exists. The current members of the Independent Committee are Drs. Jay and Van Tassel and Mr. Fletcher. The Independent Committee held four meetings during 1998.

Compensation Committee Interlocks and Insider Participation

  The Company's Compensation Committee is comprised of three members, including two of the Company's non-employee directors. The current members are Messrs. Tully and Gordon and Dr. Jay. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Company.

Director Compensation

  Each non-employee director of the Company not otherwise compensated by the Company receives a fee of $1,000 per Board of Directors' meeting attended, and all directors receive reimbursement of travel expenses incurred in connection with their attendance at Board and Committee meetings.

  In 1996, the Board of Directors adopted, and the stockholders approved, the Nitinol Medical Technologies, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "1996 Directors' Stock Plan"), which provides for the issuance of a maximum of 150,000 shares of Common Stock. On the effective date of the 1996 Directors' Stock Plan, each non-employee director of the Company who did not otherwise receive compensation from the Company received an option to purchase 10,000 shares of Common Stock. In addition, the 1996 Directors' Stock Plan currently provides that options to purchase 10,000 shares of Common Stock will be granted to each new non-employee director upon his or her initial election to the Board of Directors. These options will vest in equal monthly installments over a three-year period. Pursuant to the 1996 Directors' Stock Plan, options to purchase 2,500 shares of Common Stock are also granted annually to each eligible director, other than to a director who receives an initial grant of options in the same year. These options will become fully vested six months after the date of grant. The exercise price of options granted under the 1996 Directors' Stock Plan will equal the fair market value of the Common Stock on the date of grant. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee for the portion then exercisable at any time within one year after the optionee ceases to serve as a director of the Company.

Executive Compensation

                          Summary Compensation Table

  The following table sets forth certain information concerning the compensation for each of the last three fiscal years for the Company's Chief Executive Officer and its three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in the fiscal year ended December 31, 1998 (collectively, the "Named Executives").

                                                      Long-Term
                                     Annual         Compensation
                                  Compensation         Awards
                              --------------------- -------------
                                                      Number of
                                                     Securities
                                                     Underlying     All Other
                                    Salary   Bonus  Stock Options  Compensation
Name and Principal Position   Year   ($)      ($)     (#)(1)(2)       ($)(3)
----------------------------  ---- -------- ------- -------------  ------------
Thomas M. Tully.............  1998 $249,760 $  --        3,225       $   --
 President and Chief          1997  216,426  57,500     50,000(ITC)     --
 Executive Officer(4)         1996  194,398  50,000    419,590        125,000(5)

David A. Chazanovitz .......  1998 $196,410 $  --        3,225          --
 President, NMT               1997  171,085  19,000     15,000          --
 Neurosciences Division(4)    1996  144,940  32,000     43,420          --

William J. Knight...........  1998 $ 42,000 $20,000     51,000          --
 Vice President-Finance
 and Administration, Chief
 Financial Officer(6)

Theodore I. Pincus..........  1998 $ 94,308 $43,333       --         $ 92,500(8)
 Former Executive Vice        1997  169,760  31,667       --            --
 President and Chief          1996  145,774  14,000     59,473          --
 Financial Officer(4)(7)

--------

(1) The Company has never granted any stock appreciation rights.

(2) In addition to receiving options to purchase Common Stock of the Company, certain of the Named Executives have been granted options to purchase Common Stock of Image Technologies Corporation, an affiliate of the Company (designated in the table as "ITC"), as compensation for service to ITC in capacities other than as an executive officer of the Company. The options vest in four equal annual installments commencing on the date of grant, although they are not exercisable while the option granted to the Company to acquire the remaining equity interest in ITC remains outstanding and exercisable. The options convert into options to purchase shares of Common Stock of the Company of equal value if the Company exercises its option to purchase the remaining equity interest in ITC and are subject to acceleration in the event of any other change of control.

(3) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executives for the fiscal year.
(4) Salaries include amounts earned by all three individuals as part-time consultants to the Company in early 1996 before joining the Company as full-time employees.
(5) Represents the amount paid to Mr. Tully in connection with the execution of his 1996 employment agreement and upon the closing of the Company's acquisition of the septal repair technology.
(6) Mr. Knight became Vice President-Finance and Administration and Chief Financial Officer of the Company in September 1998. The 1998 bonus was paid to Mr. Knight as a signing bonus upon his commencement of employment with the Company.

(7) The 1997 bonus included $21,667, representing forgiveness of one-third of a $65,000 loan made by the Company to Mr. Pincus. The 1998 bonus represents forgiveness of the balance of the loan.
(8) Paid to Mr. Pincus as severance payments in connection with the Severance and Settlement Agreement and Release entered into between Mr. Pincus and the Company on September 28, 1998.

                       Option Grants in Last Fiscal Year

  The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1998 to each of the Named Executives.

                                                   Individual Grants
                         ---------------------------------------------------------------------
                                    Percentage                          Potential Realizable
                         Number of   of Total                             Value at Assumed
                         Securities  Options     Exercise               Annual Rates of Stock
                         Underlying Granted to   or Base               Price Appreciation for
                          Options   Employees   Price per                  Option Term(2)
                          Granted   in Fiscal     Share     Expiration -----------------------
          Name              (#)      Year (%)  ($/share)(1)    Date       5%($)      10%($)
          ----           ---------- ---------- ------------ ---------- ----------- -----------
Thomas M. Tully.........     --          --         --          --         --          --
David A. Chazanovitz....   15,000       3.3       $7.38      1/19/08      $ 69,600    $176,400
William J. Knight ......   50,000      10.9       $4.25      9/28/08      $133,600    $338,700
Theodore I. Pincus......     --          --         --          --         --          --

--------

(1) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holder's continued employment through the option period and the date on which the options are exercised.

                  Aggregated Option Exercises in Last Fiscal
                    Year and Fiscal Year-End Option Values

  The following table sets forth, for each Named Executive, the number of shares of Common Stock acquired upon exercise of options during the fiscal year ended December 31, 1998, the aggregate dollar value realized upon such exercise and the number and value of unexercised options held by each Named Executive on December 31, 1998.

                          Number
                         of Shares
                         Acquired             Number of Securities
                            on      Value    Underlying Unexercised     Value of Unexercised
                         Exercise  Realized  Options at December 31,   In-the-Money Options at
          Name              (#)     ($)(1)          1998 (#)          December 31, 1998 ($)(2)
          ----           --------- -------- ------------------------- -------------------------
                                            Exercisable Unexercisable Exercisable Unexercisable
                                            ----------- ------------- ----------- -------------
Thomas M. Tully(3)......    --        --      383,419      36,171      $421,051      $    --
David A.
Chazanovitz(4) .........  20,000   $ 52,800    86,067      48,406       177,707       33,450
William J. Knight(5)....    --        --        --         50,000         --              --
Theodore I. Pincus......  77,717   $146,108     --           --           --              --

--------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.
(2) Represents the difference between the last reported sale price per share of the Common Stock on December 31, 1998 ($3.75 per share), as reported on the Nasdaq National Market, and the option exercise price, multiplied by the number of shares underlying the options.
(3) Exercisable includes options to purchase 263,157 shares at an exercise price of $2.15 per share, 100,262 shares at $6.95 per share and 20,000 shares at $10.00 per share. Unexercisable includes options to purchase 16,171 shares at an exercise price of $6.95 per share and 20,000 shares at $10.00 per share.
(4) Exercisable includes options to purchase 73,567 shares at an exercise price of $2.15 per share and 12,500 shares at $10.00 per share. Unexercisable includes options to purchase 20,906 shares at an exercise price of $2.15 per share, 12,500 shares at $10.00 per share and 15,000 shares at $7.38 per share.
(5) Unexercisable consists of options to purchase 50,000 shares at an exercise price of $4.25 per share.

Employment and Severance Agreements

  Effective January 1, 1999, the Company entered into a three-year employment agreement with Thomas M. Tully, the Company's President and Chief Executive Officer. Pursuant to the agreement, Mr. Tully currently receives a salary of $292,200, commencing January 1, 2000 will receive a salary of $303,600 per year and commencing January 1, 2001 will receive a salary of $315,456 per year. Consideration of any additional salary increases must be made annually by the Board of Directors. Mr. Tully is also entitled to receive bonus payments upon the achievement of certain specified goals. In addition, in connection with the execution of his employment agreement, Mr. Tully received stock options to purchase an aggregate of 100,000 shares of the Company's Common Stock (the "Options") at an exercise price of $4.50 per share. The Options will, to the maximum extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended, constitute incentive stock options, with any balance of the Options to be treated as non-statutory options. The Options vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date. The Options are exercisable for a period of 10 years from the grant date and become immediately exercisable in the event of a change of control of the Company. If Mr. Tully's employment is terminated due to his death or disability, his

Options will remain exercisable for a period of one year following the termination of employment and will thereafter expire. In the event that the Company terminates Mr. Tully's employment with or without cause, all exercisable Options held by Mr. Tully will expire 90 days after such termination of employment. If the Company terminates Mr. Tully's employment without cause, Mr. Tully will be entitled to salary and benefits earned to the date of termination of employment and continued salary for a one-year period from the date of termination. The Company also agreed to provide Mr. Tully with basic life insurance providing death benefits of $1,000,000. Mr. Tully has agreed not to compete with the Company for a period of one year after he ceases to be employed by the Company.

  Effective July 1, 1998, the Company entered into a two-year employment agreement with David Chazanovitz, the President of the Company's NMT Neurosciences Division. The agreement replaced the employment agreement dated February 16, 1996 between the Company and Mr. Chazanovitz, other than certain provisions relating to stock options granted pursuant to such agreement. Pursuant to the agreement, Mr. Chazanovitz currently receives a salary of $200,000 and commencing January 1, 1999 will receive a salary of $205,000 per year. In addition, the Company agreed to pay Mr. Chazanovitz additional cash compensation for extraordinary costs attributable to Mr. Chazanovitz's assignment in France. If Mr. Chazanovitz's employment is terminated for cause or at his own election, the Company will pay him the compensation that would otherwise be payable to him up to the date of termination of his employment. If Mr. Chazanovitz's employment is terminated without cause, the Company will pay him the salary and benefits earned to the date of termination of employment and the salary otherwise payable to him under the agreement for a period of six months from the date of termination of employment. Mr. Chazanovitz also agreed not to compete with the Company for a period of one year after he ceases to be employed by the Company.

Certain Transactions

  In July 1998, the Company acquired the neurosurgical instruments business of Elekta AB (PUBL), a Swedish corporation. The purchase was financed with $13 million of the Company's cash, plus $2.6 million of acquisition costs and a $20 million subordinated note issued to an affiliate of J.H. Whitney & Co., a significant stockholder of the Company. The subordinated debt is secured by substantially all of the assets of the Company and is due September 30, 2003, with interest payable quarterly at 10.101% per annum. A total of 675,000 shares of the Company's common stock were issued to J.H. Whitney & Co. and its affiliates in connection with the transaction. The shares are accompanied by certain demand and "piggy-back" registration rights. The purchase price for the shares was $5.80, representing the closing price of the Company's Common Stock as reported by the Nasdaq National Market on July 7, 1998, discounted by 20%. Of the 675,000 shares, 113,793 shares were issued to J.H. Whitney & Co. as a transaction fee. In addition, the Company paid J.H. Whitney & Co. a debt placement fee of $600,000.

  In April 1987, the Company entered into a Technology Purchase Agreement with Morris Simon, M.D. pursuant to which the Company agreed to pay Dr. Simon certain royalty payments based on sales of products using the technology invented by Dr. Simon relating to the Company's Simon Nitinol Filter. Dr. Simon assigned a percentage of his royalty payments to the Beth Israel Hospital Association. In February 1998, the Company and Dr. Simon entered into a two-year consulting agreement pursuant to which Dr. Simon agreed to perform certain consulting and advisory services for the Company, such services not to exceed eight days per month. The Company agreed to pay Dr. Simon $8,333 per month for such services as well as certain royalty payments and license fees based on sales of products which are covered by an issued patent and which are developed by Dr. Simon, solely or jointly with others, during the term of the consulting agreement. The term of the consulting agreement will be automatically extended for successive one-year periods unless either party gives 60 days' prior written notice. If the Company terminates the agreement, other than for material breach, the Company will be obligated to continue to pay Dr. Simon's monthly consulting fee for twelve months and will be obligated to continue to make royalty and license fee payments. In the event of Dr. Simon's death, the royalty payments and license fees shall continue to be payable to the executors or personal representatives of his estate. In addition, in connection with the consulting arrangement, Dr. Simon received non-qualified stock options to purchase 50,000 shares of Common Stock of the Company at an exercise price of $10.50 per share. The options vest upon the achievement of certain milestones as described in the option agreements, are exercisable for a period of ten years after the date of grant and become immediately exercisable in the event of a change of control of the Company. Certain of the shares of Common Stock issuable upon exercise of the options are subject to "piggy-back" registration rights. The Company paid Dr. Simon $100,000 in each of 1997 and 1998 for such services.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Except as described below, and based solely upon a review of reports submitted, and representations made, to the Company, the Company believes that during 1998 its executive officers, directors and holders of more than 10% of the Common Stock complied with all
Section 16(a) filing requirements.

  In February 1999, David A. Chazanovitz, an officer of the Company, filed an Annual Statement of Changes in Beneficial Ownership to report his exercise of an option to purchase 5,000 shares of Common Stock at an exercise price of $2.15 per share on December 4, 1998.

  In November 1998, Theodore I. Pincus, a former officer of the Company, filed an amended Statement of Changes in Beneficial Ownership to report the exercise of stock options to purchase 77,717 shares of Common Stock at an exercise price of $2.15 per share on September 23, 1998.

  In August 1998, R. John Fletcher, a director of the Company filed an amended Annual Statement of Changes in Beneficial Ownership to report the grant of stock options to purchase 2,500 shares of Common Stock at a purchase price of $14.00 per share on November 4, 1997 and the sale by Fletcher Spaght, Inc. of 10,628 shares of Common Stock (at $3.14 per share) on May 29, 1997.

  In February 1999, Dr. C. Leonard Gordon, a director of the Company, filed an Annual Statement of Beneficial Ownership to report the exercise of stock options to purchase 26,315 shares of Common Stock at an exercise price of $.76 per share on December 14, 1998.

  In February 1999, Dr. Robert A. Van Tassel, a director of the Company, filed an Annual Statement of Changes in Beneficial Ownership to report the grant of stock options to purchase 2,500 shares of Common Stock at a purchase price of $14.00 per share on November 4, 1997.

Report of the Compensation Committee

  The Compensation Committee of the Company's Board of Directors, which is currently comprised of Mr. Tully and two non-employee directors, Mr. Gordon and Dr. Jay, and the Stock Option Committee, which is currently comprised of two non-employee directors, Mr. Fletcher and Dr. Jay, are responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals.

  The Company's executive compensation program is designed to maximize the performance of the Company's executive officers and, thereby, to maximize the Company's business goals and stockholder returns. Executive compensation consists of a combination of base salary, annual cash bonuses and merit-based stock incentives. The Compensation Committee considers merit-based stock incentives, which are determined by the Stock Option Committee, to be a critical component of an executive's compensation package for purposes of helping to align that executive's interests with stockholder interests.

  Compensation Philosophy

  The objectives of the executive compensation program are to align compensation with business objectives and individual performance and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

  . Competitive and Fair Compensation

    The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. In order to ensure continuity of certain key members of management, the Board has approved multi-year employment contracts with the Company's President and Chief Executive Officer and the President of its NMT Neurosciences Division. To ensure that compensation is competitive, the Company compares its compensation practices with those of similar companies in the industry and sets the Company's compensation guidelines based on this review. The Compensation Committee believes compensation for the Company's executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses and in companies of comparable size and success. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

  . Sustained Performance

    Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic scientific and business plan goals are met, including such factors as meeting budgeted financial targets, continued innovation in the development of the Company's technologies and formation of new business alliances and acquisitions. Individual performance is evaluated by reviewing the attainment of specified individual objectives.

  In evaluating each executive officer's performance, the Compensation Committee and the Stock Option Committee generally conform to the following process:

  . Company and individual goals and objectives are set at the beginning of the performance cycle.

  . At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his or her contributions to the Company are evaluated and communicated to the executive.

  . The results, combined with comparative compensation practices of other companies in the industry, are then used to review base salary levels and to determine cash bonuses and stock compensation awards.

  Annual compensation for the Company's executives generally consists of three elements -- base salary, cash bonuses and stock options.

  Certain of the Company's executive officers have entered into employment agreements with the Company which set forth that executive's base salary during the term of the agreement. In addition, Mr. Tully's employment agreement provides that salary increases beyond the annual increases set forth in the agreement are to be considered by the Board annually and that any actual additional increase in his base salary is at the discretion of the Board. The base salaries are generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the particular executive. Payment of bonus awards is based on the Company's financial performance as well as on individual performance measured against targeted performance and various additional performance criteria. Seventy-five percent of each executive's bonus compensation is objectively determined and based upon the Company's achievement of financial goals established by the Board of Directors. The remaining twenty-five percent of each executive's bonus compensation is subjectively determined based upon targeted performance criteria which varies for each executive based on his area of responsibility. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. With the exception of Mr. Knight, who received a signing bonus when he joined the Company, none of the Company's executive officers received a cash bonus in 1998.

  Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program, which is administered by the Stock Option Committee, is designed to align the long-term interests of the Company's employees and its stockholders and to assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with the Company and his contributions to the Company, including his success in achieving the individual performance criteria described above. The option program generally uses a four-year vesting period to encourage key employees to continue in the employ of the Company. When granting stock options, it has generally been the policy of the Company to fix the exercise price of such options at 100% of the fair market value of the Common Stock on the date of grant. During 1998, all current executive officers received options to purchase an aggregate of 65,000 shares of Common Stock, at a weighted average exercise price of $4.97 per share.

  Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1.0 million paid to a corporation's chief executive officer and any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's 1996 Stock Option Plan and 1998 Equity Incentive Plan have been structured to qualify income received upon the exercise of stock options granted under such plans as qualifying performance-based compensation. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the statute so as to mitigate any disallowance of deductions.

  Mr. Tully's 1998 Compensation

  Mr. Tully, the President and Chief Executive Officer of the Company, is eligible to participate in the same executive compensation plans available to the other executive officers of the Company. The Compensation Committee and the Stock Option Committee believe that Mr. Tully's annual compensation, including the portion of his compensation based upon the Company's merit-based stock option program, has been set at a level competitive with that of other companies in the industry.

  Mr. Tully's salary for 1998 increased to $249,760 from $216,426 in 1997. Mr. Tully's cash compensation is based upon the terms of his employment agreement with the Company. In connection with the signing of a new three-year employment contract commencing January 1, 1999, Mr. Tully also received options to purchase 100,000 shares of Common Stock at an exercise price of $4.50 per share. Mr. Tully did not participate in the Compensation Committee's discussion of his 1998 bonus compensation.

                                          Compensation Committee

                                          C. Leonard Gordon
                                          Jeffrey R. Jay, M.D.
                                          Thomas M. Tully

                                          Stock Option Committee

                                          R. John Fletcher
                                          Jeffrey R. Jay, M.D.

Stock Performance Graph

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company from September 27, 1996 (the date the Company's Common Stock was registered under the Securities Exchange Act of 1934, as amended) through December 31, 1998 with the cumulative total return during this period of (i) The Nasdaq Stock Market -- U.S. Index and (ii) The S&P Health Care (Medical Products and Supplies) Index. This graph assumes the investment of $100 on September 27, 1996 in the Company's Common Stock and in each of the indices listed above, and assumes dividends are reinvested.

                       [PERFORMANCE CHART APPEARS HERE]

                                9/27/96   12/31/96   3/31/97   6/30/97   9/30/97   12/31/97   3/31/98   6/30/98   9/30/98   12/31/98
Nitinol Medical
 Technologies, Inc.              $100     $113.64     $72.73   $137.50   $129.55   $ 72.73    $ 93.75   $ 68.18   $ 38.64    $ 34.09
Nasdaq Stock Market -
 U.S. Index                      $100     $104.91     $99.23   $116.68   $137.28   $128.74    $162.12   $166.81   $151.02    $194.77
S&P Health Care                  $100     $100.67     $99.59   $118.93   $123.67   $125.51    $165.05   $182.31   $170.98    $207.31
 (Medical Products and
   Supplies) Index

           PROPOSAL 2 -- APPROVAL OF CERTIFICATE OF AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

  On March 16, 1999, the Board of Directors of the Company unanimously voted to recommend to the stockholders that the Company's Second Amended and Restated Certificate of Incorporation be amended to change the Company's name from Nitinol Medical Technologies, Inc. to NMT Medical, Inc. The proposed change in the Company's name reflects the Company's transition from a nitinol-based medical device manufacturer to a company supplying a broad range of medical or health care related products.

  The Board of Directors believes that the proposed Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, which changes the Company's name from Nitinol Medical Technologies, Inc. to NMT Medical, Inc., is in the best interests of the Company and its stockholders and, therefore, recommends a vote "FOR" this proposal.

                           INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Arthur Andersen LLP as independent auditors of the Company for the current fiscal year. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

                                 OTHER MATTERS

Matters to be Considered at the Meeting

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

  The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. The Company will also request that brokerage houses, custodians, nominees and fiduciaries both forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Stockholder Proposals for 2000 Annual Meeting

  Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal offices, 27 Wormwood Street, Boston, Massachusetts 02210 no later than January 5, 2000 in order to be considered for inclusion in the proxy statement for that meeting.

  If a stockholder of the Company wishes to present a proposal before the 2000 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by March 20, 2000. If a stockholder fails to provide timely notice of a proposal to be presented at the 2000 Annual Meeting of Stockholders, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

                                          By Order of the Board of Directors,

                                          William J. Knight, Secretary

May 4, 1999

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                      NITINOL MEDICAL TECHNOLOGIES, INC.
                 ANNUAL MEETING OF STOCKHOLDERS--JUNE 3, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all prior proxies, hereby appoints Thomas M. Tully, William J. Knight and Steven D. Singer, and each of them, with power of substitution and revocation, as Proxies to represent and vote as designated hereon all the shares of stock of NITINOL MEDICAL TECHNOLOGIES, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 27 Wormwood Street, Boston, Massachusetts 02210-1625, on Thursday, June 3, 1999 at 9:30 a.m., Boston, Massachusetts time, and at any adjournment thereof.


                PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
                 IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

(continued and to be signed on the reverse side)              SEE REVERSE SIDE

                Please Detach and Mail in the Envelope Provided


A [X]  Please mark your votes
       as in this example.



                                  FOR all the nominees        WITHHOLD authority
                                listed at right (except        to vote for all
                                    as marked to the          nominees listed at
                                    contrary below)                 right
PROPOSAL 1 -
  Election of Directors:                  [  ]                       [  ]

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO              Thomas M. Tully
VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A           Morris Simon, M.D.
LINE THROUGH THAT NOMINEE'S NAME AT RIGHT.          C. Leonard Gordon
                                                    Jeffrey F. Thompson
                                                    R. John Fletcher
                                                    Jeffrey R. Jay, M.D.
                                                    Robert A. Van Tassel, M.D.



                                                       FOR    AGAINST    ABSTAIN
PROPOSAL 2 - To approve an amendment to the Company's  [ ]      [ ]        [ ]
             Second Amended and Restated Certificate
             of Incorporation, which changes the
             Company's name from Nitinol Medical
             Technologies, Inc. to NMT Medical, Inc.


The Board of Directors recommends a vote FOR the election of the nominees and FOR proposal 2.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSAL 2.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


SIGNATURE OF STOCKHOLDER                                      DATE        ,1999
                        -------------------------------------     --------
Note: Please sign exactly as name appears on this proxy, indicating, where proper, official position or representative capacity. If the stock is registered in the names of two or more persons, each should sign. When signing as an executor, administrator, trustee, guardian or attorney, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.